EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of September 15, 2023, is by and among Neoteric Beauty Holdings, LLC, a Delaware limited liability company (“Buyer”), Neoteric Cosmetics, Inc., a corporation organized and existing under the laws of the State of Colorado (the “Company”), and Scott’s Liquid Gold-Inc., a corporation organized and existing under the laws of the State of Colorado (“Seller”). Buyer and Seller shall be collectively referred to herein as the “Parties” and, each, individually, a “Party.”

RECITALS

A.
Seller owns all of the issued and outstanding capital stock of the Company (the “Company Stock”).

B.
The Company owns and operates, including the commercialization and sale, and manufacturing (through third parties) of products under, the following brands: Denorex, Zincon, and Neoteric Diabetic (collectively, the “Business”).

C.
Buyer desires to acquire from Seller, and Seller desires to sell to Buyer at the Closing, all of the Company Stock, upon the terms and subject to the conditions set forth in this Agreement, as a result of which, the Company will, at the Closing, become a wholly-owned subsidiary of Buyer.

D.
Concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Buyer to enter into this Agreement, Seller will enter into a Transition Services Agreement with Buyer, as more particularly described herein.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated in this Agreement, the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound hereby, agree as follows.

AGREEMENT

1.
PURCHASE AND SALE OF STOCK.

1.1.
Purchase and Sale of Company Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s rights, title and interest in and to the Company Stock, free and clear of all Encumbrances, except for restrictions on resale pursuant to applicable state and federal securities laws. At the Closing, Seller shall deliver to Buyer one or more stock certificates representing the Company Stock, duly endorsed in blank or with duly executed stock powers attached, against payment by Buyer of the Purchase Price.

1.2.
Purchase Price. The purchase price for the Company Stock (the “Purchase Price”) shall be One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000), payable in accordance with the terms of this Agreement. The Purchase Price shall be paid on the Closing Date to Seller, less the deposit(s) paid by (or on behalf of) Buyer to Seller prior to the date herein as an advance to the Purchase Price, by wire transfer of immediately available funds to an account designated by Seller in writing to Buyer.

1.3.
Withholding. Notwithstanding any other provision in this Agreement, Buyer and the Company shall have the right to deduct and withhold any required Taxes from any payments to be made hereunder. To the extent that amounts are so withheld, such withheld amounts shall be paid to the appropriate taxing authority and shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made.

2.
CLOSING.

2.1.
Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof by means of an electronic closing in which the closing documentation will be delivered by electronic mail exchange of signature pages in PDF or functionally equivalent electronic format, which delivery will be effective without any further physical exchange of the original copies. The Closing will be deemed effective as of 12:01 a.m. U.S. Eastern time on the date hereof (the “Closing Date”).

2.2.
Seller’s Closing Deliveries. At Closing, Seller shall deliver, or cause to be delivered, to Buyer each of the following, as applicable:

2.2.1.
a certificate or certificates evidencing the Company Stock, duly endorsed in blank or accompanied by any other proper instrument of assignment endorsed in blank in proper form for transfer;

2.2.2.
a certificate of the Secretary or other officer of the Company certifying the corporate charter and bylaws of the Company;

2.2.3.
a transition services agreement by and between Buyer and Seller, wherein Seller agrees to provide certain services that will allow Buyer to successfully and efficiently transfer the Business, duly executed by Seller, all in form and substance reasonably satisfactory to Buyer (the “Transition Services Agreement”);

2.2.4.
a copy of all resolutions adopted by the board of directors (or other similar governing body) of Seller, authorizing the execution delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

2.2.5.
a copy of a certificate of good standing of Seller and the Company, in each case issued by the Colorado Secretary of State;

2.2.6.
a duly completed and executed IRS Form W-9 of Seller;

2.2.7.
the duly completed and executed 338(h)(10) Election Forms;

2.2.8.
the resignations of the directors and officers of the Company;

2.2.9.
evidence in form and substance reasonably satisfactory to Buyer that all required third-party consents have been received and that no such consents have been revoked; and

2.2.10.
such other instruments as shall be reasonably requested by Buyer to carry out the transactions described herein.

2.3.
Buyer’s Closing Deliveries. At Closing, Buyer shall deliver, or cause to be delivered, to Seller:

2.3.1.
the Purchase Price;

2.3.2.
the Transition Services Agreement, duly executed by Buyer;

2.3.3.
a copy of a certificate of good standing of Buyer issued by the Delaware Secretary of State;

2.3.4.
a copy of all resolutions adopted by the manager(s) (or other similar governing body) of Buyer, authorizing the execution delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

2.3.5.
such other instruments as shall be reasonably requested by Seller to carry out the transactions described herein.

3.
Representations and Warranties.

3.1.
Seller’s Representations and Warranties. Seller represents and warrants to Buyer that, except as otherwise set forth in the disclosure schedules attached hereto (the

“Disclosure Schedules”), the following representations and warranties are true and correct as of the Closing Date:

3.1.1.
Execution and Effect of Agreement. Seller has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and no other corporate proceeding on the part of the Seller is necessary to authorize this Agreement and the other Transaction Documents to which it is a party. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by Seller and will not violate, breach, cause a default under, or otherwise give rise to a right of termination, cancellation or acceleration with respect to (presently, with the giving of notice, or with the passage of time), any agreement, contract or instrument to which Seller is a party or by which any of its assets are bound; or result in the creation or imposition of any Encumbrance (as defined below) upon any Purchased Asset (as defined below) or other material asset of Seller. This Agreement has been, and the other Transaction Documents to which Seller is a party will be, duly executed and delivered by Seller and constitutes or, when executed by Seller, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

3.1.2.
Seller Organization and Good Standing; Binding Obligation. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. Seller has all requisite power, and the general power to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder (including, without limitation, all right, power, capacity, and authority to sell, transfer, convey, and surrender the Company Stock as provided by this Agreement free and clear of all Encumbrances, other than Encumbrances imposed by applicable federal and state securities law restrictions). All action necessary to authorize the execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and other documents required to be executed, and delivered, by Seller hereunder and thereunder, and the performance of each of its obligations hereunder and thereunder, have been duly authorized and taken.

3.1.3.
Company Organization and Good Standing; Binding Obligation. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado and is in good standing in each jurisdiction where the nature of its business in such jurisdiction requires it to be so qualified. The Company has all requisite power, and the general power to own, lease, and operate its properties and assets and to carry on operations relating to the Business as now conducted, and to enter into this Agreement and the other Transaction Documents to which it is a party and perform all of its obligations hereunder and thereunder.

3.1.4.
Ownership of Company Stock; Capitalization.

3.1.4.1.
Seller is the record and beneficial owner of all outstanding shares of Company Stock, free and clear of any Encumbrances other than restrictions on resale imposed by applicable federal and state securities law restrictions and, upon delivery of and payment of the Purchase Price for such Company Stock as herein provided, Buyer will acquire good and valid title thereto, free and clear of any Encumbrances, other than restrictions on resale imposed by applicable federal and state securities law restrictions.

3.1.4.2.
The authorized capital stock of the Company consists of 100 shares of common stock, no par value per share. As of the date hereof, 100 shares of common stock were issued and outstanding and all of which shares of common stock are owned by Seller.

3.1.4.3.
All of the shares of Company Stock outstanding are duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

3.1.4.4.
Except for the 100 shares of common stock of the Company owned by Seller, there are no outstanding shares of capital stock of, or other equity or voting or non-voting interest in, the Company, and no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting or non-voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting or non-voting securities or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting or non-voting securities or other equity ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting or non-voting securities or other ownership interests in the Company or any phantom equity or similar instrument in the Company, or (iv) obligations (excluding Taxes and other fees) by the Company to make any payments based on the market price or value of the Stock. As of the date of this Agreement, the Company has no outstanding obligations to purchase, redeem or otherwise acquire any securities described in clauses (i), (ii) and (iii) hereof.

3.1.5.
No Subsidiaries. The Company has no subsidiaries.

3.1.6.
Business Financial Statements. Schedule 3.1.6 contains true and complete copies of the unaudited gross sales, gross profit , and Net Brand Contribution of the Business for the fiscal years ended 2020, 2021 and 2022 and the six (6) month period ended June 30, 2023, and the accounts receivable, product inventory and accounts payable of the Business for the fiscal year ended December 31, 2022 and the six (6) month period ended June 30, 2023 (collectively, the “Business Financial Statements”). The Business Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business in all material respects as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The calculation of net sales set forth in the Business Financial Statements (i) was prepared in accordance with GAAP; (ii) presents fairly, in all material respects, as applicable, such net sales and Net Brand Contribution of the Business in accordance with Seller’s and the Company’s accounting principles, practices, methodologies and policies, at the applicable date specified in the Business Financial Statements; and (iii) is derived from the applicable financial statements of Seller and its Subsidiaries (including the Company). “Net Brand Contribution” means, for any particular period, an amount equal to the sum of (a) the gross sales of the Business for such period, minus (b) the following costs and expenses of the Business for such period, in each case, as set forth as line items in the Business Financial Statements: (1) cash discounts; (2) returns and allowances; (3) in-store or other retailer specific promotion expenses; (4) cost of goods sold including merchandise costs, freight-in and overhead allocation; (5) warehouse expense; (6) freight-out expense; (7) sales and broker commissions; and (7) advertising, marketing and promotion expense. To the extent that such costs and expenses as referenced in the prior sentence are not direct, cash costs and expenses, such costs and expenses have been allocated based on a good faith methodology by Seller, which was consistently applied.

3.1.7.
Liabilities. The Company has no Liabilities, other than accounts payable and accrued expenses incurred by the Company in the ordinary course of business and that are set forth on Schedule 3.1.7 (and which accounts payable and accrued expenses will be borne and paid for by the Seller in accordance with the terms of the Transition Services Agreement).

3.1.8.
Title to Purchased Assets. The Company has good and valid title to all of its properties and assets (collectively, the “Purchased Assets”), including those properties and assets exceeding $10,000 in value that are listed on Schedule

3.1.8, in any case, free and clear of all Encumbrances other than Permitted Encumbrances. The Purchased Assets constitute all of the material assets used in or held for use in operation of the Business and are sufficient for Buyer to conduct the Business from and after the Closing Date. The Purchased Assets will allow Buyer to operate the Business without interruption and in the ordinary course of business consistent with past practice, as it has been conducted by the Company. Without limiting the foregoing, neither Seller nor any subsidiary thereof (excluding the Company) shares any assets or services with the Company.

3.1.9.
Product Liability. Since December 31, 2019, there have been no product Liability claims against Seller or the Company with respect to any defect or alleged defect in any Product of the Business.
3.1.10.
Markdowns and Allowances. Schedule 3.1.10 sets forth all Liabilities, to the Knowledge of Seller, arising from or relating to “markdowns” or allowances of Products for which Seller or the Company agreed prior to Closing to give a “markdown” or an allowance, excluding any such “markdowns” or “allowances” of $10,000, in the aggregate.
3.1.11.
Recalls. Since December 31, 2019, there have been no recalls of any Products. As of the date of this Agreement, no recall or post-sale notice or warning is pending or, to the Knowledge of Seller, threatened in connection with any Product.
3.1.12.
Affiliate Transactions. Except as set forth on Schedule 3.1.12, no officer, director, equity holder or Affiliate of Seller or the Company (or any Affiliate of any of the foregoing Persons) is a party to any Contract or owns any property used in the operation of the Business, and, immediately after the Closing, none of Seller or any of its Affiliates shall be party to any Contract.
3.1.13.
Compliance with Law. Since December 31, 2019, each of Seller and the Company has complied in all material respects with and has operated the Business in compliance in all material respects with all applicable Laws, including all applicable environmental Laws applicable to ownership and use of the Purchased Assets. Since December 31, 2019, neither Seller nor the Company has received written notice of any violation of any law, rule or regulation of any federal, state, county, city or foreign government or any agency, body or subdivision thereof with respect to the Business, including, but not limited to, the Federal Food, Drug, and Cosmetic Act (and the Food and Drug Administration’s implementing regulations concerning cosmetic labeling and product quality requirements), California’s Proposition 65 (or the Safe Drinking Water and Toxic Enforcement Act of 1986), the Federal Trade

Commission Act, and the Fair Packaging and Labeling Act, that has not been resolved to the satisfaction of the issuer of the notice.
3.1.14.
Intellectual Property.

3.1.14.1.
Schedule 3.1.14.1(a) contains a complete and correct list of (a) each Intellectual Property Asset that is registered, issued or subject to a pending application for registration or issuance with a Governmental Authority or domain name registrar (“Registered Intellectual Property Asset”), in each case enumerating the applicable filing or registration number, title, registrar, jurisdiction, date of filing/issuance and current applicant(s)/registered owner(s), as applicable, and (b) all material unregistered Intellectual Property Assets. Failure to list an item in Schedule 3.1.14.1(a) shall not mean that the omitted item is not a Registered Intellectual Property Asset or a material unregistered Intellectual Property Asset. Schedule 3.1.14.1(a) describes, with respect to each applicable Registered Intellectual Property Asset, the current status of any pending applications, registrations and filings. Except as set forth in Schedule 3.1.14.1(b), all assignments, if any, of the Registered Intellectual Property Assets to the Company have been properly executed and recorded with the appropriate Governmental Authority or domain name registrar. Company acknowledges it may still own other active trademark filings globally for NEOTERIC and DENOREX-formative marks not included in Schedule 3.1.14.1(a). Company agrees to execute and deliver additional documents and take such other actions as Buyer may reasonably request in order to record its ownership of those trademarks or to register its rights in those trademarks globally. Further, to the extent Buyer elects to cancel any existing filings in order to protect its rights in certain countries, Company will take no action in the event of any such cancellation by Buyer and allow the associated filing to lapse. Further, Company agrees not to use or file for NEOTERIC, DENOREX, ZINCON or any confusingly similar mark as a trademark anywhere in the world, and not to challenge any action by Buyer to acquire, register or record its rights in those marks globally.

3.1.14.2.
The conduct of the Business, as now conducted or as currently proposed to be conducted, including the use, sale, offering for sale, making, distribution, importation, exportation, licensing or sublicensing of the Products by the Company, does not and did not since December 31, 2018 infringe upon or misappropriate any Intellectual Property Right of any other Person and since December 31, 2018, neither Seller nor the Company has received any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation arising out of the operation of the Business (including any claim or offer that Seller or the Company must license or refrain from using all or any portion of the Intellectual Property Assets). To Seller’s Knowledge, no such charge, complaint, claim, demand, notice or offer has been made to the Company orally.

3.1.14.3.
Since December 31, 2018, there has been no unauthorized use, infringement or misappropriation of any Intellectual Property Asset by any Person, including any employees and former employees, consultants, customers or suppliers of the Company.

3.1.14.4.
The Intellectual Property Assets consist solely of items and rights which are owned solely by the Company.

3.1.14.5.
Since December 31, 2019, all invention, creation, development, design and modification of the Intellectual Property Assets was undertaken by either current or former employees of the Company within the scope of their employment, all of whom have executed proprietary information and confidentiality agreements in favor of the Company on customary terms, and prior to December 31, 2019, all current or former employees of the Company who were materially involved in the research or development of any Product executed proprietary information and confidentiality agreements in favor of the Company on customary terms. No current or former employee, consultant or independent contractor has asserted, and no such party has any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Intellectual Property Assets.

3.1.14.6.
All Registered Intellectual Property Assets that are registered or issued are valid, enforceable and subsisting, in good standing, with all fees, payments and filings due as of the Closing Date duly made. Schedule 3.1.14.6 sets forth any proceedings or actions before any court, tribunal (including the U.S. Patent and Trademark Office or equivalent foreign authority) related to the Registered Intellectual Property Assets, and any actions that must be taken within 180 days after the Closing for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Asset, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates. The Company (a) has made, or caused to be made, all filings required to vest ownership of all Registered Intellectual Property Assets in the Company, and (b) has not granted any third party any right in or to, or license under, or any covenant or other agreement not to sue, enforce or co-exist, with respect to any of the Intellectual Property Assets.

3.1.14.7.
With respect to each Intellectual Property Asset, (a) the Company possesses all right, title and interest in and to such Intellectual Property Asset, free and clear of all Encumbrances other than Permitted Encumbrances; (b) such Intellectual Property Asset is not subject to any outstanding injunction, judgment, order, decree, ruling or charge affecting the Company’s use or ownership of or the validity or enforceability of such Intellectual Property Asset; and (c) no Action is pending or, to the Knowledge of Seller, is threatened that challenges the use, validity, enforceability or the Company’s ownership of such Intellectual Property Asset.

3.1.14.8.
Seller and the Company have used commercially reasonable efforts to prevent unauthorized disclosure of each Intellectual Property Asset that the Company currently uses in the operation of the Business and that derives its value from being kept in confidence. All Intellectual Property Assets that are trade secrets are not part of the public domain and have not been divulged or appropriated by any other Person, and have not been used for the benefit of any Person other than the Company. The Company has taken reasonable precautions to protect the secrecy, confidentiality and value of all such Intellectual Property Assets (including the enforcement by the Company of a policy requiring each employee or contractor having access to such Intellectual Property Assets to execute proprietary information and confidentiality agreements substantially in the Company’s standard form, and all current and former employees and contractors of Seller afforded such access have executed such an agreement). To Seller’s Knowledge, no trade secrets have been disclosed other than to the respective employees, representatives and agents of the Company or of any of its affiliates, all of whom are bound by written confidentiality agreements or are otherwise under obligations of confidentiality prohibiting disclosure and misuse of the same.

3.1.14.9.
Each Intellectual Property Asset will be owned and available for use by Buyer on identical terms and conditions immediately after the Closing as immediately prior to the Closing. The consummation of the transactions contemplated herein will not give rise under any circumstances to any license, transfer, assignment, grant of rights, restriction, encumbrance, covenant, obligation or transaction with any third party that relates in any way to any Intellectual Property Assets, nor to any obligation to license, transfer, assign, grant rights under, grant any encumbrance, incur any obligation or enter into any other transaction with any third party that relates in any way to any Intellectual Property Assets. All Intellectual Property Assets are fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any other Person.

3.1.14.10.
All Products and packaging materials used by the Company in the Business, and packaging of the Products, comply with all applicable Laws, including those relating to the marking and identification of Intellectual Property Rights. All Products covered by one or more patents included within the Registered Intellectual Property Assets have been marked with the appropriate patent number or numbers in accordance with 35 U.S.C. § 287. All Products and packaging materials used by the Company in the Business and packaging of the Products that utilize any registered trademark included within the Registered Intellectual Property Assets have been marked with the ® designation in accordance with 15 U.S.C. § 1111. All Products and packaging materials used by the Company in the Business and packaging of the Products that utilize any unregistered trademark included within the Intellectual Property Assets have been marked with the ™ designation.

3.1.14.11.
The Company has not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) (including any commitments, promises, submissions, suggestions, statements or declarations that would obligate the Company to grant licenses to any Person or otherwise impair or limit the Company’s control of any Intellectual Property Assets or Products). The Company is not subject or party to any membership agreements, bylaws, practices, or policies of any Standards Organization.

3.1.15.
Inventory.

3.1.15.1.
Schedule 3.1.15 lists all Purchased Inventory, including finished products, components and raw materials, regardless of location, consisting of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business.

3.1.15.2.
As of immediately prior to the Closing, the aggregate value of the Purchased Inventory (based on the lower of (x) cost (first-in, first out method) or (y) net realizable value, in any case, consistent with the accounting principles used in the Seller’s audited annual financial statements for fiscal year 2023 and included in Seller’s Form 10-K for 2023) is as set forth in Schedule 3.1.15 (the “Closing Date Inventory Value”).

3.1.15.3.
All Purchased Inventory is owned by the Company free and clear of all Encumbrances.

3.1.16.
Material Contracts. Schedule 3.1.16 lists the following Contracts to which the Company is a party or by which its assets are bound (each, a “Material Contract”):

3.1.16.1.
any Contract relating to the lease of personal property to or from any Person;

3.1.16.2.
except for purchase orders of the Company issued or received in the ordinary course of business for the purchase or sale of supplies, products, goods or services, any Contract for the purchase or sale of supplies, products or goods, or for the furnishing or receipt of services;

3.1.16.3.
any Contract that involves any partnership, strategic alliance, joint venture or sharing of profits;

3.1.16.4.
any Contract relating to any indebtedness of the Company;

3.1.16.5.
any Contract pursuant to which the Company (A) grants to any Person any right or license under Company Intellectual Property Rights or (B) receives any right or license under Intellectual Property Rights owned by another Person, but excluding in each case, (1) licenses or services Contracts for commercially available software or services (including software as a service) available on standard terms, (2) outbound non-exclusive licenses of the Intellectual Property Assets entered into in the ordinary course of business with manufacturers and service providers, (3) licenses for open source software, and (4) non-disclosure Contracts in the ordinary course of business;

3.1.16.6.
any collective bargaining agreement or other agreement with any union or similar employee representative;

3.1.16.7.
any Contract for the employment or engagement of any individual on a full-time, part-time or consulting basis;

3.1.16.8.
any Contract with any Governmental Authority not made in the ordinary course of business;

3.1.16.9.
any Contract obligating the Company: (A) to refrain from competing with any business, (B) to refrain from conducting business in any particular jurisdiction, (C) to refrain from conducting any business with certain parties, and/or (D) to refrain from soliciting any employees, consultants or other persons;

3.1.16.10.
any Contract pursuant to which the Company grants most favored nation or preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights or terms to any person; and

3.1.16.11.
any Contract or other arrangement that would be deemed material to the Company through its terms or financial impact by a reasonable and prudent person.

3.1.17.
No Conflicts; Consent. The execution, delivery and consummation of this Agreement and the other Transaction Documents to which Seller or the Company is a party, and the consummation of the transactions contemplated hereby and thereby, by Seller or the Company: (a) will not violate in any material respect any Law or Governmental Order to which Seller or the Company is a party or to which Seller or the Company, the Business or the Purchased Assets are bound or subject, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, require consent under, or accelerate the performance required by, the terms of any material Contract to which Seller or the Company or any Purchased Asset is bound or subject; and (b) will not constitute a default in any material respect thereunder, or result in the creation of any Encumbrance upon any Purchased Asset. No consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other Person on the part of Seller or the Company is required in connection with the execution and delivery of this

Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

3.1.18.
Litigation. There is no Action pending or to Seller’s Knowledge, threatened against or involving the Business or any of the Purchased Assets. There are no Actions pending or, to Seller’s Knowledge, threatened against Seller or the Company or to which either of them is otherwise a party relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

3.1.19.
Customer and Suppliers.

3.1.19.1.
Schedule 3.1.19.1.A contains a true and complete list of the ten (10) largest customers of the Business (based on gross sales) during the 12-month period ended as of December 31, 2022 and the six month period ending June 30, 2023 (collectively, the “Major Customers”). Except as set forth on Schedule 3.1.19.1.B, since December 31, 2022, neither Seller nor the Company has received any notice (including any such notice or correspondence received at, or as part of, a planogram) from any Major Customer indicating that, and to Seller’s Knowledge, no Major Customer: (i) has stopped, materially decreased the rate of, or materially adversely changed the terms (whether related to payment, price or otherwise) with respect to the purchasing of Products from the Business; (ii) has discontinued or delisted, or had store count reductions, with respect to Products; or (iii) has communicated to Seller or the Company that it intends to stop, materially decrease the rate of, or materially adversely change the terms (whether related to payment, price or otherwise) with respect to the purchasing of Products (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There are no material disputes between Seller or the Company, on the one hand, and any Major Customer, on the other hand, as of the Closing Date.
3.1.19.2.
Schedule 3.1.19.2.A contains a true and complete list of the ten (10) largest suppliers of the Business (based on dollar volume) during the 12-month period ended as of December 31, 2022 and the six month period ending June 30, 2023 (collectively, the “Major Suppliers”). Except as set forth on Schedule 3.1.19.2.B, since December 31, 2022, neither Seller nor the Company has received any notice from any Major Seller indicating that, and to Seller’s Knowledge, no Major Seller: (i) has stopped, materially decreased the rate of, or materially adversely changed the terms (whether related to payment, price or otherwise) with respect to the supply of Products (or components thereof); or (ii) has communicated to Seller or the Company that it intends to stop, materially decrease the rate of, or materially adversely change the terms (whether related to payment, price or otherwise) with respect to the supply of Products (or components thereof) (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There are no material disputes between Seller or the Company, on the one hand, and any Major Supplier, on the other hand, as of the Closing Date.
3.1.20.
Employee Matters. The Company does not have any employees and has not had any employees within the last three fiscal years and, without limiting the foregoing, the Company has no Liabilities owed or payable to any former employee of the Company. The Company does not sponsor or have obligations with respect to any employee benefit plan.

3.1.21.
Real Property Matters. The Company does not own or lease real property and has not owned or leased real property within the last three fiscal years.

3.1.22.
Environmental Matters. There are no pending or to Seller’s Knowledge threatened Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of, or relating to or otherwise in respect of the assets or operation of the Business.

3.1.23.
Brokers. Neither Seller nor the Company, nor any Person acting on behalf of either of them, has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any other Transaction Document.

3.1.24.
Products.

3.1.24.1.
All Products that have been manufactured, leased, distributed, placed or sold were merchantable, free from defects in design, specifications, processing, manufacture, material or workmanship, and suitable for the purpose for which they were sold at the time at which they were sold and during any applicable warranty period in all material respects.

3.1.24.2.
Except for the warranties contained in the Company’s standard warranty for the Products, the Company has not given any warranties relating to its Products. The Company has provided Buyer with a true and accurate copy of its standard warranties for the Products.

3.1.24.3.
No royalties, fees, honoraria, volume-based, milestone or other payments are payable by the Company to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Intellectual Property Assets relating to the conduct or operation of the Business or the delivery or provision of any Product.

3.1.24.4.
Seller has not engaged in any “channel-stuffing” with respect to the Business or sold Products on terms that are outside the ordinary course of business.

3.1.25.
Vendor of Record Designation. The Company is a vendor of record with all of the Major Customers and neither the Seller nor the Company has received any notification that any such vendor of record designation has been or will be revoked, terminated and/or impaired. No consent of any Major Customer is needed for the transaction contemplated under this Agreement and the Company’s designation as a vendor of record with the Major Customers will continue after the Closing Date.

3.1.26.
Insurance. Schedule 3.1.26 lists each insurance policy maintained by the Company. All of the insurance policies of the Company are in full force and effect, and the Company is not in breach or default with respect to its obligations under any of such insurance policies. There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied, or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance with the terms of such policies. To the knowledge of the Seller, there is no threatened termination of, or premium increase with respect to, any of such policies. The Company has never been denied insurance coverage, and no insurance policy of the Company has ever been cancelled for any reason.

3.1.27.
Taxes.

3.1.27.1.
All Tax Returns that are required to be filed by the Company or with respect to its operations have been timely filed, and all such Tax Returns, notices and information are true, complete and accurate in all material respects.

3.1.27.2.
All Taxes due with respect to the Company have been timely paid (whether or not shown on any Tax Return).

3.1.27.3.
The Company has timely withheld and paid over to the appropriate taxing authority all Taxes that it is required to withhold from amounts distributed, paid or owing to any shareholder, employee or other Person.

3.1.27.4.
No deficiency for any amount of Tax has been asserted or assessed by a taxing authority against or with respect to the operations of the Company. There are no (and there have not been any) audits, examinations or any notices of inquiry with respect to any Taxes of the Company. The Company has not waived any statute of limitations in respect of Taxes or consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which waiver or consent is still in effect.

3.1.27.5.
The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, other than an extension that is automatically granted.

3.1.27.6.
The Company is tax resident only in its country of formation and has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between its country of formation and any other country), or otherwise been subject to taxation in any country other than the country of its formation. No claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that such member is or may be subject to taxation by that jurisdiction.

3.1.27.7.
The Company does not have any obligation to indemnify any other Person with respect to Taxes, and none is a party to or bound by any Tax allocation or Tax sharing agreement with any Person. The Company (a) has never been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement) and (b) does not have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise.

3.1.27.8.
The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law); (c) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. law); (d) installment sale or open transaction disposition made prior to the Closing Date; (e) prepaid amount received on or prior to the Closing Date; (f) use of an improper method of accounting for a taxable period on or prior to the Closing Date; or (g) an election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. law).

3.1.27.9.
There are no liens for Taxes (other than for Taxes not yet due and payable) upon the assets of the Company.

3.1.27.10.
The Company has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority in any jurisdiction).

3.1.27.11.
The Company uses the accrual method of accounting for income Tax purposes.

3.1.27.12.
The Company has not (i) deferred, extended or delayed the payment of any employment or payroll Taxes under any provision of the COVID-19 Tax Acts, or (ii) failed to properly comply with and duly account for all credits received under any provision of the COVID-19 Tax Acts.

3.1.27.13.
The Company is classified as a corporation for U.S. federal income Tax purposes.

3.1.27.14.
The Company is a member of Seller’s “selling consolidated group”, within the meaning of Section 338(h)(10)(B) of the Code.

3.1.28.
Solvency. Seller is not insolvent and, immediately after giving effect to the transactions contemplated hereby, Seller shall not be insolvent. Seller has assets, and immediately after giving effect to the transactions contemplated hereby, shall have assets (both tangible and intangible) with a fair value in excess of the amount required to pay its liabilities as they come due. Seller is not involved in any proceeding by or against it as a debtor before any governmental authority under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether state, federal or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of Seller’s property.
3.1.29.
Unwritten Contracts. All contracts, understandings and agreements agreed to by the Company (or by which the Company or its assets are bound) which are not in writing (collectively, “Unwritten Contracts”) were agreed to (or by which the Company or its assets were bound) in the ordinary course of business of the Company and no Unwritten Contract provides for either (x) any exclusivity, non-compete, non-solicitation or other restrictive covenant obligation imposed on the Company or (y) any most favored nations (or similar provision) in favor of any counterparty to such Unwritten Contract

3.2.
Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller that the following representations and warranties are true and correct as of the Closing Date:

3.2.1.
Execution and Effect of Agreement. Buyer has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by Buyer. This Agreement has been, and the other Transaction Documents to which Buyer is a party will be, duly executed and delivered by Buyer and constitutes or, when executed by Buyer, will constitute the legal, valid and binding obligation of Buyer, enforceable against the Buyer in accordance with their respective terms.

3.2.2.
Organization and Good Standing. Buyer is duly organized, validly existing, and in good standing under the laws of the state of its organization. All limited liability company action necessary to authorize the execution and delivery of this Agreement by Buyer and the other Transaction Documents to which Buyer is a party, and the performance of its obligations hereunder and thereunder, have been duly authorized and taken.

3.2.3.
No Conflicts; Consent. The execution, delivery and consummation of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, by Buyer: (a) will not violate in any material respect any Law or Governmental Order to which Buyer is a party or to which Buyer is bound or subject, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, require consent under, or accelerate the performance required by, the terms of any material Contract to which Buyer is a party or to which Buyer’s business is bound or subject; and (b) will not constitute a default in any material respect thereunder. No consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other Person on the part of Buyer is required in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

3.2.4.
Litigation. There are no Actions pending or to Buyer’s Knowledge threatened against Buyer or to which Buyer is otherwise a party relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

3.2.5.
Brokers. Neither Buyer nor any Person acting on behalf of Buyer has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any other Transaction Document.

4.
COVENANTS.

4.1.
Expenses. Except as otherwise specifically provided in this Agreement, the Parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of their respective Representatives.

4.2.
Use of Intellectual Property. Following the Closing, neither Seller nor any Affiliate thereof shall challenge the validity or enforceability of the Intellectual Property Assets or the exclusive ownership of any of the Intellectual Property Assets by the Company, Buyer or its Affiliates or successors or assigns, and Seller and its Affiliates shall immediately cease all use of the Intellectual Property Assets, except as provided in the Transition Services Agreement or as otherwise expressly set forth in this Agreement.
4.3.
Tax Matters.

4.3.1.
Tax Returns. Subject to Section 5 (Indemnification), Seller shall be responsible for all Taxes of the Company relating to a Pre-Closing Tax Period; the Company shall be responsible for all Taxes of the Company relating to a taxable period (or portion thereof) beginning after the Closing Date. Seller shall be responsible for all Tax Returns of the Company relating to a Pre-Closing Tax Period (other than a Straddle Period); such Tax Returns (other than any consolidated, combined or unitary Tax Return that includes a Pre-Closing Tax Period of the Company or its subsidiaries that is filed by Seller or an Affiliate of Seller) shall be prepared consistently with the past practices of the Company, except as required by law.

4.3.2.
Section 338(h)(10) Election.

4.3.2.1.
Except for actions necessary to effect the transactions contemplated hereby, Seller will take or omit to take, any action, which action or omission would result in Seller or the Company not being classified as a corporation for U.S. federal income Tax purposes or Company not being a member of Seller’s “selling consolidated group” within the meaning of Section 338(h)(10)(B) of the Code.

4.3.2.2.
Seller, Buyer, and the Company shall (a) make a timely, irrevocable and effective election under Section 338(h)(10) of the Code (and any similar election under any applicable state, local or foreign income Tax Law) with respect to the purchase by Buyer of the Company Stock (collectively, the “Section 338(h)(10) Election”) (and Seller shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on its Tax Returns in accordance with applicable Law), (b) take such actions as are necessary to make and give effect to the Section 338(h)(10) Election, and (c) cooperate to provide such forms, documentation and other information reasonably necessary to make and give effect to the Section 338(h)(10) Election. Without limiting the generality of the foregoing, to facilitate the Section 338(h)(10) Election, Buyer shall deliver to Seller prior to the Closing Date, a copy of IRS Form 8023 (the “Form 8023”) and any similar forms required for the Section 338(h)(10) Election under applicable Law (collectively with the Form 8023, the “338(h)(10) Election Forms”) properly completed to the extent pertaining to Buyer and the purchase of the Company Stock. The 338(h)(10) Election Forms shall be properly completed by Seller to the extent pertaining to Seller and duly executed by Seller and an authorized Person for Buyer at the Closing. Buyer shall duly and timely file the 338(h)(10) Election Forms as prescribed by Treasury Regulations Section 1.338(h)(10)-1 and the corresponding provisions of applicable state, local or non-U.S. applicable Law.

4.3.2.3.
Within forty-five (45) days after the Closing Date (the “Delivery Date”), Buyer shall provide Seller with a draft of IRS Form 8883 (including the calculation and proposed allocation of the Purchase Price payable for the Company Stock and the liabilities of the Company (plus other relevant items) in a manner consistent with the requirements of Section 338 of the Code and the Treasury Regulations promulgated thereunder) (the “Form 8883”). Seller shall review such Form 8883 and provide any comments to Buyer within fifteen (15) days following the Delivery Date, which comments Buyer shall consider in good faith, but not be bound by. Buyer’s determination of any items, including any items disputed by the Seller, shall be conclusive and binding on Buyer and the Seller. Each of Buyer, Seller and the Company shall (a) prepare and file all Tax Returns consistent with, and shall not take any Tax position inconsistent with, the Form 8883 (adjusted to reflect any payments made after the Closing that are treated as adjustments to the consideration paid for the Company Shares for applicable Tax purposes), unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code), and (b) shall not to take, or cause to be taken, any action or position that would be inconsistent with or prejudice the Section 338(h)(10) Election or Form 8883.

4.3.3.
Cooperation. Seller and Buyer shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such data regarding the Business which relates to Taxes, prior Tax Returns or filings and other information as may be reasonably required for the preparation by Buyer or Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by Buyer or Seller and any audit or other examination by any taxing authority or administrative Action relating to liability for Taxes. Buyer and Seller shall retain copies of all Tax Returns, supporting work schedules and other records relating to the Business and which relate to Tax periods or portions thereof ending prior to or on the Closing Date for the amount of time required by applicable Law.

4.3.4.
Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne by Seller. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

4.3.5.
Tax Sharing Agreements. Any Tax sharing, indemnification or allocation agreement, arrangement, practice or policy to which the Company or any of its subsidiaries is a party or by which any of them are bound shall be terminated as of the Closing Date, and the Company and its subsidiaries shall not have any liability or obligation pursuant thereto after the Closing.

4.4.
Confidential Information. From and after the Closing, Seller shall, and shall cause each of its respective Affiliates and Representatives to (a) treat all Confidential Information of or relating to Business, the Purchased Assets, the Company, Buyer, and/or its Affiliates (whenever and however acquired) strictly confidential; (b) not disclose such Confidential Information or permit it to be disclosed, in whole or part, to any Person without the prior written consent of Buyer; and (c) not use any such Confidential Information for any purpose except as permitted by this Agreement. Confidential Information subject to this Section 4.4 shall not include information that is or becomes generally available to the public other than through Seller’s breach of this Agreement; or is communicated to Seller by a Person that had no confidentiality obligations with respect to such information. Nothing herein shall be construed to prevent disclosure of Confidential Information of or relating to Business as may be required by applicable Law, or pursuant to the valid order of a court of competent jurisdiction or an authorized governmental agency, provided that the disclosure does not exceed the extent of disclosure required by such Law or order.

4.5.
Refunds and Remittances. After the Closing, if either Party or any of its Affiliates receives any refund, payment, or other amount or asset which is properly due and owing to the other Party in accordance with this Agreement or any other Transaction Document, or related to claims or other matters for which the other Party is responsible under any Transaction Document, such Party shall promptly notify the other Party thereof and shall promptly remit (or shall cause to be promptly remitted) such refund, payment or other amount or asset to such Party in accordance with its instructions. In furtherance of the foregoing, from and after the Closing, each Party shall furnish the other Party with such financial and other data and information related to such Party’s assets and receivables as the other Party may reasonably request from time to time to the extent necessary to verify compliance with this Section.

4.6.
Public Announcements; Communications. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

4.7.
Pre-Closing Cash Distribution. Seller and Buyer acknowledge and agree that prior to Closing, Seller will have caused the Company to distribute all of its cash held by the Company as of immediately prior to the Closing to Seller. Seller agrees to maintain at least $250,000 in accounts at its primary bank for a period of at least nine (9) months following Closing and will designate such cash as “restricted cash” in its financial statements that are publicly filed with the SEC.

4.8.
Further Assurances. Seller and Buyer shall each deliver or cause to be delivered to the other on the Closing Date such instruments as the other may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement and shall take or cause to be taken all actions necessary or appropriate to consummate the transactions contemplated hereby. At any time and from time to time after the Closing, Seller shall, at the reasonable request of Buyer and at Seller’s expense and without further consideration, execute and deliver any further deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably request in order to (a) transfer, convey, assign and deliver to Buyer, and to place Buyer in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in Buyer all right, title and interest in, to and under the Purchased Assets, (b) assist in the collection or reduction to possession of any and all of the Purchased Assets or to enable Buyer to exercise and enjoy all rights and benefits with respect thereto, or (c) otherwise carry out the intents and purposes of this Agreement.

4.9.
Delivery of Books and Records. Seller shall deliver, or cause to be delivered, to Buyer all books and records and tangible assets of the Company in connection with Closing, including originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, price lists, distribution lists, supplier and vendor lists, production data, quality control records and procedures, product test results, submissions and filings, research and development files, correspondence with any Governmental Authority, regulatory and compliance studies or filings, all product formulas and formulations presently used and under development, in each case, related to the Business; UPC codes related to the Business, sales and marketing materials in the Company’s possession and relating to the period following December 31, 2019 (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), internal financial statements, marketing and promotional surveys, material and research, consumer surveys, and files and records relating to the Intellectual Property Assets.

4.10.
Accounts Payable; Accounts Receivable. The Parties agree that all matters regarding the accounts receivable and accounts payable of the Company will be treated as set forth in the Transition Services Agreement.

4.11.
Trademark Matters. Seller acknowledges the Company may still own other active trademark filings globally for NEOTERIC and DENOREX-formative marks not included in Schedule 3.1.14.1(a). Seller agrees to execute and deliver additional documents and take such other actions as Buyer may reasonably request in order to record the Company’s ownership of those trademarks or to register the Company’s rights in those trademarks globally. Further, to the extent Buyer elects to cancel any existing filings in order to protect its rights in certain countries, Seller will take no action in the event of any such cancellation by Buyer and allow the associated filing to lapse. Further, Seller agrees not to use or file for NEOTERIC, DENOREX, ZINCON or any confusingly similar mark as a trademark anywhere in the world, and not to challenge any action by Buyer to acquire, register or record its rights in those marks globally.

5.
INDEMNIFICATION

5.1.
Indemnification by Seller. Subject to the survival periods set forth in Section 5.4 (Survival), Seller agrees to defend, indemnify and hold Buyer and its Affiliates and their respective officers, directors, stockholders, members, owners, Representatives and lenders (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all losses, Liabilities, damages, obligations, Actions, demands, penalties, interest, costs and expenses (including any and all reasonable attorneys’ fees and expenses relating thereto, including costs of investigation and litigation incurred by the indemnified party to the extent such party is the prevailing party in making or defending such claim for indemnity) (collectively, the “Losses”) arising out of (a) any breach of a representation or warranty made by Seller in this Agreement and/or any other Transaction Documents; (b) any breach of a covenant, agreement or undertaking of Seller in this Agreement and/or any other Transaction Document or in any other document or instrument attached hereto or delivered by Seller in connection with this Agreement, (c) all obligations, Liabilities and commitments, to the extent accruing or arising out of the operation or conduct of the Business or the use or ownership of the Purchased Assets, in any case, prior to the Closing, including obligations, Liabilities and commitments in respect of any and all Products manufactured and/or sold prior to the Closing (including in respect of product liability claims with respect to Products manufactured prior to the Closing), (d) the Non-Business Brands Liabilities, and (e) any Pre-Closing Taxes.

5.2.
Indemnification by Buyer. Subject to the survival periods set forth in Section 5.4 (Survival), Buyer hereby agrees to defend, indemnify and hold Seller harmless from and against any and all Losses, arising out of or in connection with (a) any breach of a representation or warranty made by Buyer in this Agreement and/or any other Transaction Document; and (b) any breach of a covenant, agreement or undertaking of Buyer in this Agreement and/or any other Transaction Documents or in any other document or instrument attached hereto or delivered by Buyer in connection with this Agreement.

5.3.
Notices; Defense or Prosecution of Claims. Upon becoming aware of any claim and upon having reason to believe in the possible existence of any claim entitling a Party to indemnification hereunder, the Party claiming indemnification (the “Indemnified Party”) shall give the other Party (the “Indemnifying Party”) prompt written notice of such claim setting forth in such notice all essential facts then known to the Indemnified Party in connection therewith; provided, however, that failure to give such prompt notice or specify all known facts shall not absolve the Indemnifying Party from its Liabilities under this Section. If the facts giving rise to a claim for indemnification hereunder arise out of the claim of any third party, or if there is any claim against a third party, the Indemnifying Party may, at its option, assume the defense or the prosecution thereof, with counsel satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, unless (i) such claim seeks an order, injunction or other equitable relief against the Indemnified Party or (ii) the Indemnified Party shall have reasonably concluded that there is a conflict of interest between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in the defense or prosecution of such claim. After any assumption of the defense or prosecution of any claim by the Indemnifying Party, it shall not be liable to the Indemnified Party for any legal expenses thereafter incurred by the Indemnified Party in connection with the defense or prosecution thereof other than reasonable costs of investigation and any costs incurred in the course of such defense or prosecution. In any such event, whether or not the Indemnifying Party does so assume the defense or prosecution thereof, the Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records and information and attend at such proceedings as may be reasonably requested in connection herewith. The Indemnifying Party shall have no indemnification obligations with respect to any claim or demand that is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), other than any claim or demand as to which the Indemnifying Party shall not have assumed the defense or prosecution thereof.

5.4.
Survival. (a) The representations and warranties made by the Parties in this Agreement shall survive the Closing and shall continue in full force and effect without limitation after the Closing for a period of 18 months following the Closing Date, except that (i) claims related to fraud shall survive indefinitely; and (ii) claims arising from the breach of Fundamental Representations shall survive for the applicable statute of limitations plus sixty (60) days; and (b) covenants and agreements made by the Parties in this Agreement shall survive for the period provided in such covenants and agreements, if any, or until fully performed; provided, however, that any obligations under Section 5.1 and Section 5.2 shall not terminate with respect to any Losses as to which the Indemnified Party shall have given notice to the Indemnifying Party in accordance with Section 5.3 before the termination of the applicable survival period.

5.5.
Limitations. Notwithstanding anything herein to the contrary, the maximum amount subject to indemnification under Section 5.1(a) shall not exceed $250,000, other than with respect to any breach of any Fundamental Representation or fraud. Further, Buyer shall not make a claim under Section 5.1(a) until such claim or claims in the aggregate exceed $50,000 (“Basket”), in which event Seller shall be liable for all such losses from the first dollar; provided, however, the Basket shall not apply with respect to claims with respect to any breach of any Fundamental Representation or fraud. The maximum aggregate Liability subject to indemnification under Section 5.1 shall not exceed the Purchase Price, excluding fraud or Pre-Closing Taxes, which amount subject to indemnification shall not be limited. The maximum aggregate Liability of Buyer subject to indemnification under Section 5.2 shall not exceed the Purchase Price, excluding fraud by Buyer. No Party shall have Liability under this Agreement to the extent that such Liability resulted from the willful misconduct or gross negligence of the other Party hereto. Each Party hereto shall use commercially reasonable efforts to mitigate any Losses for which it may be indemnified against under this Agreement if required by applicable Law.

6.
MISCELLANEOUS.

6.1.
Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.2.
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

6.3.
No Third Party Beneficiaries. Except as provided in Section 5 (Indemnification), this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.4.
Choice of Law; Submission to Jurisdiction; Waiver of Jury Trial.

6.4.1.
This Agreement shall be governed by and construed under and the rights of the Parties determined in accordance with the Laws of the State of Delaware (without reference to the choice of law provisions of the State of Delaware).

6.4.2.
Each of the Parties irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such Party at such Party’s address set forth herein, or by any other method provided or permitted under the Laws of the State of Delaware.

6.4.3.
To the extent that a Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations pursuant to this Agreement.

6.4.4.
Except as otherwise provided in this Agreement, any proceeding or litigation arising out of relating to this Agreement or any contemplated transaction hereunder shall be brought in the courts of the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or litigation, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding or litigation shall be heard and determined only in any such court, and agrees not to bring any proceeding or litigation arising out of or relating to this Agreement or any contemplated transaction hereunder in any other court. Each Party acknowledges and agrees that this Section 6.4.4 constitutes a voluntary and bargained-for agreement between the Parties.

6.4.5.
EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

6.5.
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.5):

If to Seller:	Scott’s Liquid Gold-Inc. 8400 E. Crescent Parkway, Suite 450 Greenwood Village, CO 80111 E-mail: darndt@slginc.com Attention: Chief Financial Officer
with a copy to:	Holland & Hart LLP 555 17th Street Denver, CO 80202 E-mail: abowler@hollandhart.com Attention: Amy L. Bowler

If to Buyer:	Neoteric Beauty Holdings, LLC 330 West 72nd Street, Suite 15B New York, NY 10023 Email: pglafleche@outlook.com Attention: Peter LaFleche
with a copy to:	Wilson Sonsini Goodrich & Rosati, P.C. 12235 El Camino Real San Diego, CA 92130 Attention: Martin Waters; Jason Skolnik Email: mwaters@wsgr.com; jskolnik@wsgr.com

6.6.
Entire Agreement. This Agreement, together with the exhibits and schedules hereto, the other Transaction Documents, and the Confidentiality Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein.

6.7.
Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Sections, Schedules and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

6.8.
Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

6.9.
Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the

Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

6.10.
Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

6.11.
Non-disclosure. This Agreement is confidential to the Parties and their Representatives, and is subject to that certain Confidentiality and Non-Disclosure Agreement dated July 7, 2022, entered into by and between Inspired Beauty Brands, Inc. and Seller (the “Confidentiality Agreement”), which continues in full force and effect and shall continue in full force and effect after Closing, except that Seller expressly acknowledges and agrees that Buyer can exercise all rights and remedies of Inspired Beauty Brands, Inc. under the Confidentiality Agreement as if it were directly a party thereto.

6.12.
Attorneys’ Fees. In the event of any action to enforce, interpret or construe this Agreement, in addition to any other relief to which it may be entitled at law or in equity, the prevailing party shall be entitled to its reasonable costs incurred, including attorneys’ fees and the costs of appeal, if any.

6.13.
Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.
DEFINITIONS. For purposes of this Agreement, terms capitalized herein shall be defined in accordance with the following definitions.

7.1.
“Action” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

7.2.
“Affiliate” shall mean, as to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

7.3.
“Business” shall have the meaning set forth in the Recitals.

7.4.
“Business Day” shall mean any day other than a Saturday, Sunday or holiday on which national banking associations in the State of Colorado are authorized or required to be closed.

7.5.
“Business Financial Statements” shall have the meaning set forth in Section 3.1.3.

7.6.
“Buyer” shall have the meaning set forth in the Preamble.

7.7.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 5.1.

7.8.
“Closing” shall have the meaning set forth in Section 2.1.

7.9.
“Closing Date” shall have the meaning set forth in Section 2.1.

7.10.
“Company” shall have the meaning set forth in the Preamble.

7.11.
“Company Stock” shall have the meaning set forth in the Recitals.

7.12.
“Confidential Information” shall mean all non-public, confidential or proprietary information, whether in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” including: (a) information concerning the past, present and future business affairs relating to the Business and/or the Purchased Assets, including finances, customer information, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies of Seller, the Company, Buyer, and/or or their respective Affiliates, and/or or their respective customers, suppliers, and other third parties having relationship with the Business; (b) unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential Intellectual Property Rights; (c) designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; (d) Confidential Information of any third party included with, or incorporated in, any information used by Seller, the Company, Buyer, and/or or their respective Affiliates in the Business or in connection with the Purchased Assets; (e) other information that would reasonably be considered non-public, confidential or proprietary given the nature of the information and the Business; and (f) notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for Seller, the Company,

Buyer and/or their respective Affiliates that contain, are based on, or otherwise reflect or are derived, in whole or in part, from any of the foregoing.

7.13.
“Confidentiality Agreement” shall have the meaning set forth in Section 6.11.

7.14.
“Contracts” shall mean all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral relating to the Business.

7.15.
“COVID-19 Tax Acts” shall mean the Families First Coronavirus Response Act (Pub. L. 116-127), the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Consolidated Appropriations Act, 2021 (Pub. L. 116-159), the American Rescue Plan Act of 2021 (Pub. L. 117-2), all as amended, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any Treasury Regulations or other administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65), and any similar provisions of state, local and non-U.S. law.

7.16.
“Disclosure Schedules” shall have the meaning set forth in Section 3.1.

7.17.
“Encumbrance” shall mean any lien (including mechanics, warehousemen, laborers and landlords liens), charge, claim, hypothecation, pledge, security interest, mortgage, preemptive right, right of first refusal, option, judgment, title defect right of first refusal, easement or conditional sale or other title retention agreement or other restriction or encumbrance of any kind.

7.18.
“Environmental Claim” shall mean any Action, Governmental Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom (including costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any hazardous materials; or (b) non-compliance with any Environmental Law or term or condition of any environmental permit.

7.19.
“Environmental Law” shall mean any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials.

7.20.
“Fundamental Representations” means representations and warranties contained in Sections 3.1.1 (Execution and Effect of Agreement), 3.1.2 (Seller Organization and Good Standing; Binding Obligation), 3.1.4 (Ownership of Company Stock; Capitalization), 3.1.8 (Title to Purchased Assets), 3.1.14.1, 3.1.14.2, 3.1.14.3, and 3.1.14.7 (certain representations and warranties with respect to Intellectual Property), 3.1.15 (Inventory), 3.1.17 (No Conflicts; Consent), 3.1.20 (Employee Matters), 3.1.27 (Taxes), and 3.1.29 (Unwritten Contracts).

7.21.
“Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, arbitrator (public or private) or any public, private or industry regulatory authority, whether national, federal, state, local, foreign or otherwise.

7.22.
“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

7.23.
“Indemnified Party” shall have the meaning set forth in Section 5.3.

7.24.
“Indemnifying Party” shall have the meaning set forth in Section 5.3.

7.25.
“Intellectual Property Assets” shall mean all Intellectual Property Rights owned or purported to be owned by the Company and used or held for use in the Business, as set forth on Schedule 3.1.14.1.

7.26.
“Intellectual Property Rights” shall mean intellectual property rights, including (a) inventions, designs, algorithms, formulations, manufacturing processes, and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, mask works, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof); (b) trademarks, trade names and service marks, trade dress, logos, internet domain names, social media handles and accounts, and other commercial product or service designations, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith; (c) copyrights (whether or not registered), moral rights in relation to all works of authorship, and all registrations and applications for registration thereof, as well as rights to renew copyrights; (d) trade secrets (as such are determined under applicable Law), know-how and other confidential business information, including technical information; (e) domain names and website content; (f) any and all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; (g) any and all other intangible proprietary property, information and materials; and (h) any Contracts granting any right relating to or under the foregoing.

7.27.
“Knowledge” shall mean, with respect to Seller, the actual or constructive knowledge of Rimmy Malhotra, Tisha Pedrazzini, and Daniel Roller and any executive officers of Seller that are not one of the aforementioned individuals, after reasonable due inquiry.

7.28.
“Law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

7.29.
“Liability” shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, expense (including reasonable attorneys’ fees, court costs, accountants’ fees, environmental consultants’ fees, laboratory costs and other professionals’ fees), order, settlement payments, Taxes, fines and penalties, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

7.30.
“Non-Business Brands Liabilities” means all obligations, Liabilities and commitments to the extent accruing or arising out of the operation or conduct of any business with respect to any product, brand or business line of the Company that does not constitute a Product, including, but not limited to, all obligations, Liabilities and commitments with respect to the Prell and Alpha Skin Care brands, products and/or business lines, including under all agreements, contracts or understandings to which the Company is a party or by which its assets are bound with respect to the sale, transfer and/or divestiture of the Prell and Alpha Skin Care brands, products and/or business lines, including any transition or related service arrangements in connection therewith.

7.31.
“Party” and “Parties” shall have the meaning set forth in the Preamble.

7.32.
“Permitted Encumbrances” shall mean: written outbound licenses of the Intellectual Property Assets entered into in the ordinary course of business with manufacturers and service providers; liens arising under Seller’s credit facilities, which will be released with respect to the Purchased Assets upon the Closing; liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings; and mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or other like liens arising or incurred in the ordinary course of business or by operation of Law and which are not material to the

Purchased Assets, are not delinquent, and none of such liens will individually or in the aggregate impair the continued use and operation of the property to which they relate in the Business as presently conducted.

7.33.
“Person” shall mean, any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

7.34.
“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or before the Closing Date, including the portion of any Straddle Period that ends on the Closing Date.

7.35.
“Pre-Closing Taxes” shall mean (a) any Taxes of the Company or any of its subsidiaries attributable to any Pre-Closing Tax Period; provided the amounts described in this definition shall be determined (1) as if the members of the Company and each of its subsidiaries used the accrual method of Tax accounting throughout all Pre-Closing Tax Periods, (2) treating any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period as subject to Tax in such period regardless of when actually recognized for income Tax purposes, and (3) by including in the Pre-Closing Tax Period any Taxes attributable to an adjustment in taxable income or similar amounts under Section 263A or 481(a) of the Code (or any similar provision of applicable Law) arising as a result of transactions, events or accounting methods employed prior to the Closing (including any change of such an accounting method required as a result of the transactions contemplated by this Agreement), regardless of when required to be taken into account under applicable Law; (b) any Taxes imposed on Buyer or its Affiliates (including, after the Closing, the Company and its subsidiaries) under Section 951 or Section 951A of the Code (or, in each case, any similar provision of state, local or other Tax Law) with respect to any Person in which the Company or any of its subsidiaries owns an interest to the extent such amount would be allocable to a Pre-Closing Tax Period if the taxable year of each of Buyer, the Company and its subsidiaries, and each other relevant Person ended on the Closing Date; (c) any Liability for the Taxes of another Person as a result of the Company or any of its subsidiaries (1) being (or having been) on or prior to the Closing Date a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement), including any Liability for Taxes pursuant to Treasury Regulation Section 1.1502-6; (2) being (or having been) a transferee or successor, or otherwise becoming liable for the Taxes of another Person, as a result of any transaction occurring or relationship in existence on or prior to the Closing Date; or (3) becoming obligated on or prior to the Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person; and (d) any other Taxes attributable to the transaction contemplated by this Agreement, including Transfer Taxes and Taxes required to be deducted or withheld from any consideration payable or otherwise deliverable pursuant to this Agreement.

7.36.
“Products” shall mean products sold as of the Closing Date under the Denorex, Zincon or Neoteric Diabetic brands and listed on Schedule 7.36.

7.37.
“Purchase Price” shall have the meaning set forth in Section 1.2.

7.38.
“Purchased Assets” shall have the same meaning set forth in Section 3.1.8.

7.39.
“Purchased Inventory” shall mean all of the Company’s inventory and rights therein (including all inventory, finished goods, components, raw materials, work in progress, packaging, supplies, parts and other inventories), wherever located, related to the Business.

7.40.
“Registered Intellectual Property Asset” shall have the meaning set forth in Section 3.1.14.1.

7.41.
“Representative” shall mean, as to a specified Person, any officer, director, agent, employee, attorney, accountant, consultant or other representative of the Person specified.

7.42.
“Seller” shall have the meaning set forth in the Preamble.

7.43.
“Straddle Period” shall mean any taxable period that includes, but does not end on, the Closing Date.

7.44.
“Tax” or “Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, bulk sales or bulk transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

7.45.
“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

7.46.
“Transaction Documents” shall mean this Agreement, the Transition Services Agreement, and all other agreements, instruments and documents required to be delivered at Closing or in connection with the transactions contemplated by this Agreement.

7.47.
“Transition Services Agreement” shall have the meaning set forth in Section 2.2.3.

[Remainder of page intentionally left blank; Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Stock Purchase Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

“SELLER”

Scott’s Liquid Gold-Inc.

/s/ Tisha Pedrazzini

Printed Name: Tisha Pedrazzini

Title: President

“COMPANY”

Neoteric Cosmetics, Inc.

/s/ Tisha Pedrazzini

Printed Name: Tisha Pedrazzini

Title: President

“BUYER”

Neoteric Beauty Holdings, LLC

/s/ Peter LaFleche

Printed Name: Peter LaFleche

Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]